Exhibit 99.2

Actuant Corporation

N86 W12500 Westbrook Crossing

Menomonee Falls, WI 53051

For Immediate Release	Contact: Karen Bauer Communications & Investor Relations Leader 262-293-1562

ACTUANT COMMENCES CASH TENDER OFFER AND CONSENT SOLICITATION FOR ITS

OUTSTANDING 6.875% SENIOR NOTES DUE 2017

MILWAUKEE, WI, April 2, 2012 – Actuant Corporation (NYSE: ATU) announced today that it has commenced an offer to purchase for cash any and all of the $250 million outstanding principal amount of its 6.875% Senior Notes due 2017. In conjunction with the tender offer, Actuant is soliciting consents to effect certain proposed amendments to the indenture governing the notes. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated April 2, 2012, and a related Consent and Letter of Transmittal, which set forth the terms and conditions of the offer and consent solicitation in full detail.

The total consideration to be paid for each $1,000 principal amount of the notes tendered, and not validly withdrawn, will be $1,042.16. The total consideration includes a consent payment of $30.00 per $1,000 principal amount, which is payable only to holders who tender their notes and validly deliver their consents prior to the expiration of the consent solicitation. Holders who tender their notes after the expiration of the consent solicitation, but on or prior to the tender expiration, will receive the tender offer consideration of $1,012.16, which is the total consideration minus the consent payment. The consent solicitation will expire at 5:00 p.m., New York City time, on April 13, 2012, unless terminated or extended. The tender offer will expire at 12:00 midnight, New York City time, on April 27, 2012, unless terminated or extended. Tendering holders will also receive accrued and unpaid interest from the last applicable interest payment date to, but not including, the applicable payment date with respect to the tendered notes. Tendered notes may not be withdrawn and consents may not be revoked after 5:00 p.m., New York City time, on April 13, 2012.

The proposed amendments to the indenture governing the notes would, among other things, eliminate a significant portion of the restrictive covenants in the indenture and eliminate certain events of default. Adoption of the proposed amendments to the indenture requires the consent of the holders of at least a majority of the aggregate outstanding principal amount of the notes. Holders who tender their notes will be required to consent to the proposed amendments and holders may not deliver consents to the proposed amendments without tendering their notes in the tender offer. The proposed amendments to the indenture will not become operative, however, until a majority in aggregate outstanding principal amount of the notes whose holders have delivered consents to the proposed amendments have been accepted for payment.

The tender offer and consent solicitation are subject to the satisfaction or waiver of certain conditions, including (i) the Minimum Tender Condition, which requires that notes representing not less than a majority in aggregate principal amount of notes outstanding be validly tendered and not validly withdrawn; (ii) the Financing Condition, which requires the consummation of the offer and sale of newly issued senior notes of Actuant, in the principal amount of at least $250,000,000; and (iii) the Supplemental Indenture Condition, which requires that the supplemental indenture implementing the proposed amendments must have been executed. Wells Fargo Securities, BofA Merrill Lynch and J.P. Morgan are acting as dealer managers and solicitation agents for the tender offer and the consent solicitation. The tender agent and information agent for the tender offer is D.F. King & Co. Questions regarding the tender offer and consent solicitation may be directed to Wells Fargo Securities, Liability Management Group, at (866) 309-6316 (toll free) or (704) 715-8341 (collect); BofA Merrill Lynch, Liability Management, at (888) 292-0070 (toll-free) or (980) 387-3907 (collect); or J.P. Morgan, Liability Management Group, at (866) 834-4666 (toll-free) or (212) 834-3424 (collect). Requests for copies of the Offer to Purchase and Consent Solicitation Statement or other tender offer materials may be directed to D.F. King & Co., at (800) 549-6746 (toll free) or (212) 269-5550 (for banks and brokers).

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the notes. This press release also is not a solicitation of consents to the proposed amendments to the indenture. The tender offer and consent solicitation are being made solely by means of the tender offer and consent solicitation documents, including the Offer to Purchase and Consent Solicitation Statement, dated April 2, 2012, and the related Consent and Letter of Transmittal that Actuant is distributing to holders of notes. The tender offer and consent solicitation are not being made to holders of notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Actuant Corporation

Actuant Corporation is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic and electrical tools and supplies; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company’s website at www.actuant.com.

Safe Harbor

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.